Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this post-effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (Amendment No. 2) of Thermo Fisher Scientific Inc. (formerly known as Thermo Electron Corporation) of our report dated February 28, 2006 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Thermo Electron Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
November 9, 2006